Exhibit 10.2

Second Standstill Agreement

THIS SECOND STANDSTILL AGREEMENT (this "Agreement") is made this 27th day of February, 2012 (the "Effective Date") by and among

EcoloCap Solutions Inc. ("EcoloCap"), a corporation organized and operating under the laws of Nevada and having its principal office at 1250 S. Grove Ave., Suite 308, Barrington, Illinois 60010;

K Micro Bubble Technology Inc. ("KMBT'), a corporation organized and operating under the laws of Korea and having its principal office at #502, BNB B!, #1403-4, Gwanyang-Dong, GyeongGi-Do, Republic of Korea; and

•	Fuel Emulsions International Inc. ("FE]"), a company organized and operating under the laws of Delaware and having its principal office at 5201 Blue Lagoon Drive, 8th Floor, Miami, Florida 33126.

EcoloCap, KMBT and FE! are each referred to as a "Party" and collectively as the "Parties".

Recitals

WHEREAS, EcoloCap and KMBT desire to sell certain technology and additives for fuel emulsification purposes, and FEI desires to purchase such technology and additives; and

WHEREAS, EcoloCap, KMBT and FEI have negotiated an exclusive supply for such fuel emulsification technology and additives ("Supply A.greement");

NOW, THEREFORE, in consideration of the foregoing premises and agreements contained herein, the Parties hereto agree as follows:

SECTION 1. Standstill Provisions.

1.1
Standstill Obligation. Unless otherwise agreed in writing by the other Parties, a Party will not discuss or negotiate with any third party, or enter into any understandings, agreements or undertakings with any third party, with respect to the sale of fuel emulsion technology and the associated additives, provided that (a) EcoloCap and KMBT may share the terms of the Supply Agreement and this Agreement with potential investors in EcoloCap, KMBT and any of their affiliates, so long as any recipient of such information agrees to be bound by a similar confidentiality agreement, and (b) FEI may negotiate with potential investors and potential third party customers regarding transactions involving services or supply of products based on the fuel emulsion technology and the associated additives.

1.2	Supply Agreement Revision. Section 7.1 of the Supply Agreement shall be deleted. Subject to the terms of Section I.I. of this Agreement, EcoloCap and KMBT may solicit and entertain offers of acquisition, merger, consolidation, sale of stock, reorganization, divestiture or similar transactions without prior notice to or written consent of FEI.

1.3
Standstill Period. This standstill obligation shall commence upon the Effective Date and, subject to FEI's timely payments to EcoloCap pursuant to Section 1.4, shall expire (a) on March 15, 2012, if FEI has paid the First Fee to EcoloCap or (b) on March 31, 2012, if FEI has also paid the Second Fee to EcoloCap, unless otherwise agreed in writing by the Parties ("Standstill Period").

1.4       Fee.

(a)
FEI shall pay US$50,000.00 to EcoloCap by February 29, 2012 ("First Fee"). If the Parties have not executed the Supply Agreement by March 15, 2012, then FEI may make a second payment of US$50,000 to EcoloCap on or before March 15, 2012 ("Second Fee").

(b)	For these payment deadlines, time is of the essence.

(c)
In the event FEI executes the Supply Agreement on or before March 31, 2012, EcoloCap shall credit the First Fee and the Second Fee, to the extent timely paid by FEI to EcoloCap, against FEI's payment obligation for the second unit of Equipment (as that term is defined in the Supply Agreement).

1.5
Effect of Expiration of the Standstill Period. In the event the Standstill Period expires and the Supply Agreement has not been executed by all of the Parties, then none of the Parties shall have any rights or obligations under the Supply Agreement, and none of the Parties shall have any claims against the others based on such expiration.

SECTION 2 Miscellaneous.

2.1
Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to its subject matter, supersedes all prior agreements of the Parties, including the Standstill Agreement dated January 18, 2012, with respect to its subject matter and may not be amended except in a writing signed by each Party.

2.2	Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

2.3
Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, which shall not be unreasonably delayed or withheld, and any purported assignment without required consent shall be void. Any assignment or attempted assignment in contravention of this provision shall be void, and of no force or effect.

2.4       Notices.

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(a)
Each notice, communication or delivery under this Agreement shall (i) be in writing and (ii) shall be deemed to have been given (A) when delivered by hand (with written confirmation of receipt); (B) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (C) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (D) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. If notice is given to a permitted successor or assign of a Party, then notice shall also thereafter be given as set forth above to such successor or assign of such Party.

(b)	Each Party's notice information is as follows:

EcoloCap:        EcoloCap Solutions Inc.
1250 S. Grove Avenue
Barrington, IL 60010
Attn: Robert M. Egger Jr.
Chief Operating Officer
Phone: (866) 479-7041
Email: re(eco1ocap.com

KMBT:            K Micro Bubble Technology Inc.
1250 S. Grove Avenue, Suite 308
Barrington, IL 60010
Attn: Jeung Kwak
Phone: (866) 479-7041
Email: jkkmbt.com

FEI:                 Fuel Emulsion International, Inc.
5201 Blue Lagoon Drive, 8 1hFloor
Miami, FL 33126
Attn: Phillip Brown
Phone: (305) 707-4334
Email: p.brownfuelemu1sions.com

2.5
Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be contrary to any applicable law or regulation or otherwise invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is contrary, invalid or unenforceable shall not be affected thereby and, to the extent consistent with the overall intent of this Agreement taken as a whole, shall be enforced to the fullest extent permitted by applicable law and regulation.

2.6	Expenses. Each Party will be responsible for the payment of all costs and expenses incurred by it in connection with the preparation and negotiation of this Agreement.

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2.7
No Third Party Beneficiaries. This Agreement confers no rights whatsoever upon any person other than EcoloCap, KMBT and FEI and shall not create, or be interpreted as creating, any standard of care, duty or liability to any person not a party hereto.

2.8
Governing Law and Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by the internal laws of the State of New York, without regard to its choice of laws principles other than G.O.L. §5-140 1. Any judicial action seeking injunctive relief in accordance with the terms of Section 2.9(b) shall be brought in a federal court of competent jurisdiction located in the Southern District in the State of New York. If a federal court refuses jurisdiction, such judicial action shall be brought in a state court of competent jurisdiction located in the Borough of Manhattan in the State of New York. Each Party hereby unconditionally and irrevocably consents to the jurisdiction of those courts and waives its rights to bring any action or proceeding against the other Parties except in those courts. The Parties waive any right to trial by jury in any judicial action arising under this Agreement. In the event such judicial proceedings are instituted by any Party, the prevailing Party shall be entitled to the award of its costs and attorneys' fees incurred in connection with such proceedings.

2.9          Arbitration.

(a)
Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration pursuant to the Federal Arbitration Act and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof.

(b)
Notwithstanding the foregoing, the Parties acknowledge and agree that in the event of a breach or threatened breach of any provision for which a Party may not have an adequate remedy in damages, such Party shall at any time be entitled to injunctive relief against such breach or threatened breach in a court of competent jurisdiction (in accordance with the provisions of Section 2.8) without the need to post a bond or similar security. The foregoing remedy shall not be deemed to be an exclusive remedy for a breach or threatened breach of any provisions of this Agreement, but rather shall be in addition to all other remedies available at law or in equity to a Party.

(c)
The language of arbitration shall be English. The place of arbitration shall be the city of New York, New York. The Parties to the arbitration shall attempt to agree upon one arbitrator, but if they are unable to agree, each shall appoint an arbitrator; if there is an even number of arbitrators, they shall appoint another arbitrator. Expenses of arbitration shall be divided equally between the Parties. The Parties shall make their agents and employees available upon reasonable notice at reasonable times and places for pre-hearing depositions without the necessity of subpoenas or other court orders. The arbitrators shall issue subpoenas to compel the attendance of, and the production of documents by, third party witnesses at depositions or at the hearing.

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2.10
Counterparts. This Agreement may be executed by original, electronic or facsimile signature in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.

DULY EXECUTED and delivered by the Parties as of the Effective Date.

ECOLOCAP SOLUTIONS INC.			FUEL EMULSIONS INTERNATIONAL, INC.

By:	MICHAEL SIEGEL		By:	PHILLIP G. BROWN
	Name:	Michael Siegel		Name:	Phillip G Brown
	Title:	Chief Executive Officer		Title:	CEO

K MICRO BUBBLE TECHNOLOGY

By:	MICHAEL SIEGEL
	Name:	Michael Siegel
	Title:	Vice President

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